THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

PENSION AND PROFIT SHARING PLAN ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The effective date of this Endorsement is the Contract Date shown on the Contract Data Page.

THE FOLLOWING PROVISIONS APPLY TO A CONTRACT WHICH IS ISSUED UNDER A PLAN QUALIFIED UNDER INTERNAL REVENUE CODE (“IRC”) SECTION 401. IN THE CASE OF A CONFLICT WITH ANY PROVISION IN THE CONTRACT, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

1)	The Annuitant of this Contract will be the applicable Owner under the Plan and the Owner of this Contract will be as designated in the Plan.

2)

This Contract, and the benefits under it, cannot be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

3)	The terms of this Contract and Endorsement are subject to the provisions of the plan under which this Contract and Endorsement are issued.

4)	The MISSTATEMENT OF AGE OR SEX section of the Contract is deleted and replaced by the following section entitled “MISSTATEMENT OF AGE”.

MISSTATEMENT OF AGE

If the Age of any Annuitant has been misstated, future annuity payments will be adjusted using the correct Age according to Our rates in effect on the date that annuity payments were determined. Any overpayment from the 1-Year Fixed Account Option, plus interest at the rate of 4% per year, will be deducted from the next payment(s) due. Any underpayment from the 1-Year Fixed Account Option, plus interest at the rate of 4% per year, will be paid in full with the next payment due. Any overpayment from the Subaccounts will be deducted from the next payment(s) due. Any underpayment from the Subaccounts will be paid in full with the next payment due.

5)	The PROOF OF AGE, SEX OR SURVIVAL section of the Contract is deleted and replaced by the following section entitled “PROOF OF AGE AND SURVIVAL”.

PROOF OF AGE AND SURVIVAL – We may require satisfactory proof of correct age at any time. If any payment under this Contract depends on the payee being alive, we may require satisfactory proof of survival.

VE-6067 (11/14)	1

All other terms and conditions of the Contract remain unchanged.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

VE-6067 (11/14)	2